SCHEDULE 14A INFORMATION

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Allegheny Energy, Inc.

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ALLEGHENY ENERGY, INC.

Notice of Annual Meeting

of Stockholders

to be held on May 12, 2005

and Proxy Statement

800 Cabin Hill Drive

Greensburg, Pennsylvania 15601

March 29, 2005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the Meeting of Stockholders of ALLEGHENY ENERGY, INC., a Maryland corporation (the “Company”), will be held in The Grand Hyatt, Park Avenue at Grand Central Station, New York, New York on May 12, 2005, at 9:30 A.M., Eastern Daylight Savings Time, for the following purposes:

(1) To elect nine directors to hold office until the 2006 annual meeting and until their successors are duly elected and qualified;

(2) To ratify the appointment of the Company’s independent registered public accounting firm;

(3) If presented, to consider and vote upon a stockholder proposal requiring management to retain stock;

(4) If presented, to consider and vote upon a stockholder proposal regarding an independent board chairman;

(5) If presented, to consider and vote upon a stockholder proposal to discourage any overextended directors;

(6) If presented, to consider and vote upon a stockholder proposal regarding performance-based options; and

(7) To transact such other business as may properly come before the meeting or any adjournment, postponement or continuation thereof.

Holders of record of the Company’s common stock at the close of business on March 17, 2005 will be entitled to vote at the meeting.

By Order of the Board of Directors,

Paul J. Evanson Chief Executive Officer

PROXY STATEMENT

Proxies in the form enclosed are solicited by the Board of Directors of Allegheny Energy, Inc. (the “Company” or “Allegheny”) for the Annual Meeting of Stockholders to be held on May 12, 2005 in The Grand Hyatt, Park Avenue at Grand Central Station, New York, New York at 9:30 A.M., Eastern Daylight Savings Time.

The proxy card provided to each stockholder by the Company covers the total number of shares of common stock registered in his or her name and, in the case of participants in the Company’s Dividend Reinvestment and Stock Purchase Plan, the shares held for his or her account under the Plan. The proxy card provided to Allegheny employees also will include the shares of common stock held for his or her account in the Employee Stock Ownership and Savings Plan. A proxy may be revoked at any time prior to its exercise by written notice to the Company, by submission of another proxy bearing a later date or by voting in person at the meeting. A proxy authorized through the Internet or by telephone may be revoked by executing a later-dated proxy card, by subsequently authorizing another proxy through the Internet or by telephone or by attending the annual meeting and voting in person. Attending the annual meeting will not automatically revoke your prior proxy; you must vote at the annual meeting to have your prior proxy revoked.

At the close of business on March 17, 2005, which is the record date for stockholders entitled to notice of and to vote at the meeting, there were 137,436,631 outstanding shares of common stock, each entitled to one vote. For the election of directors, each holder entitled to vote is entitled to as many votes as shall equal the number of shares held by such holder multiplied by the number of directors to be elected. A holder may cast all of such votes for a single director or may distribute them among the number of directors to be elected or any two or more of them. Unless otherwise indicated by the stockholder, a vote for the nominees of the Board of Directors will give the proxyholders discretionary authority to cumulate all votes to which the stockholders are entitled and to allocate them in favor of any one or more of the nominees as the proxyholders determine.

The presence in person or by proxy of the holders of record of a majority of the outstanding shares of common stock entitled to vote constitutes a quorum. The affirmative vote of a majority of all the votes cast is required for the election of each director. The affirmative vote of a majority of all the votes cast is required for ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm and for approval of the stockholder proposals. Abstentions and broker “non-votes” will be counted only for purposes of determining whether a quorum is present, but will not be counted as votes cast, and will have no effect on the outcome of the vote on any matter.

The approximate date on which the proxy statement and form of proxy are first being sent or given to stockholders is March 31, 2005.

1-ELECTION OF DIRECTORS

On July 19, 2004, we adopted Articles Supplementary to our Charter which eliminated our classified board structure. In connection with the declassification of the board, current directors not up for election at this Annual Meeting of Stockholders will resign, and each director will stand for election at the meeting to serve until our 2006 Annual Meeting of Stockholders and until a successor is duly elected and qualified. Directors elected to fill a vacancy on the Board at any time other than at an annual election of directors also will be elected to a term expiring at the next annual meeting of stockholders.

The proxies received, unless marked to the contrary, will be voted for the election of the following persons who are the nominees of the Board of Directors in this election. The Board of Directors does not expect that any of the nominees will become unable to serve as a director, but if that should occur for any reason prior to the meeting, the proxy holders will vote on the alternative nominees who will be designated by the Board of Directors.

The Board proposes the election of the following directors of the Company for a term of one year:

Director, Principal Occupation, Other Directorships, Business Experience and Company Board and Committee Meeting Attendance	Age	Director of the Company Since

H. FURLONG BALDWIN (1)(2)(4c)

Chairman, since 2003, and director, since 2000, of The NASDAQ Stock Market, Inc. Director of W.R. Grace & Co., Platinum Underwriters Holdings, Ltd., and the Wills Group. Former Chairman, President and Chief Executive Officer of Mercantile Bankshares Corp. and Mercantile Safe Deposit & Trust Co. (1976-2001). Former director of Mercantile Bankshares Corp., Constellation Energy Group, CSX Corp. and The St. Paul Companies, Inc. Former Governor of the National Association of Securities Dealers, Inc. Member of Johns Hopkins Medicine Board of Trustees (past Chairman) and Johns Hopkins University Board of Trustees (emeritus).

2004 Attendance: 25 of 29

	73	2003

ELEANOR BAUM (1)(3c) Dean of The Albert Nerken School of Engineering of The Cooper Union for the Advancement of Science and Art since 1987. Director of Avnet, Inc. and United States Trust Company. Past Chair of the Engineering Workforce Commission, Fellow of the Institute of Electrical and Electronic Engineers and past Chairman of the Board of Governors of the New York Academy of Sciences. Formerly, President of the Accreditation Board for Engineering and Technology and President of the American Society for Engineering Education. 2004 Attendance: 29 of 29	65	1988

PAUL J. EVANSON (2c) Chairman, President and Chief Executive Officer of the Company and of Allegheny Energy Service Corporation and Chairman and Chief Executive Officer of the Company’s other principal subsidiaries since June 2003. Director of Lynch Interactive Corporation. Formerly, President of Florida Power and Light Company, the principal subsidiary of FPL Group, Inc. (1995-2003), and director of FPL Group, Inc. 2004 Attendance: 9 of 9	63	2003

CYRUS F. FREIDHEIM, JR. (4)(5) Former Chairman and Chief Executive Officer (2002-2004) of Chiquita Brands International, Inc. Formerly, Vice Chairman of Booz-Allen Hamilton, Inc., at which Mr. Freidheim also served in various other leadership capacities from 1966 to 2002. Director of HSBC Finance Corporation. 2004 Attendance: 19 of 20	69	2003

JULIA L. JOHNSON (3)(5) President, NetCommunications, LLC since 2000. Director of MasTec and NorthWestern Corporation. Member of the DOE/NARUC Energy Market Access Board and Florida State Board of Education. Former Senior Vice President of Communications and Marketing of Milcom Technologies (2000-2001). Former Chairman (1997-1999) and Commissioner (1992-1999) of the Florida Public Service Commission. 2004 Attendance: 20 of 20	42	2003

TED J. KLEISNER (3)(4) President of CSX Hotels, Inc. since 1987, and President of The Greenbrier Resort and Club Management Company since 1989. Director of Hershey Entertainment and Resorts Company and the American Hotel and Lodging Association. Member of the Executive Advisory Board, the Daniels College of Business at the University of Denver. Member of the Board of Trustees for the Virginia Episcopal School and the Culinary Institute of America. 2004 Attendance: 17 of 19	60	2001

Director, Principal Occupation, Other Directorships, Business Experience and Company Board and Committee Meeting Attendance	Age	Director of the Company Since

STEVEN H. RICE (1)(2)(5) Attorney and bank consultant for over 15 years. Formerly, director of La Jolla Bank and La Jolla Bancorp, Inc.; President, La Jolla Bank, Northeast Region; President and Chief Executive Officer of Stamford Federal Savings Bank; President of The Seamen’s Bank for Savings; and director of the Royal Insurance Group, Inc. 2004 Attendance: 30 of 30	61	1986

GUNNAR E. SARSTEN (4)(5c) Consulting professional engineer since 1994. Formerly, President and Chief Operating Officer of Morrison Knudsen Corporation; President and Chief Executive Officer of United Engineers & Constructors International, Inc.; and Deputy Chairman of the Third District Federal Reserve Bank in Philadelphia. 2004 Attendance: 20 of 20	68	1992

MICHAEL H. SUTTON (1c)(3) Independent consultant, accounting and auditing regulation, since 1999. Director, Krispy Kreme Doughnuts, Inc. Former Trustee of The MainStay Funds. Former Chief Accountant of the United States Securities and Exchange Commission. Former senior partner and National Director, Accounting and Auditing Professional Practice, Deloitte & Touche LLP. 2004 Attendance: 24 of 24 (Mr. Sutton was elected director effective February 5, 2004.)	64	2004

(1)	Member of the Audit Committee.
(2)	Member of the Executive Committee.
(3)	Member of the Finance Committee.
(4)	Member of the Management Compensation and Development Committee.
(5)	Member of the Nominating and Governance Committee.
(c)	Committee Chair.

COMPANY PROPOSALS

The Company intends to submit the following proposal for approval by the stockholders at the meeting.

2-APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended to the Board the appointment of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accounting firm for the Company to audit its consolidated financial statements for the fiscal year ending December 31, 2005 and to perform other audit-related services.

The Board has directed that the appointment of PwC be submitted to the stockholders for ratification. If the stockholders do not ratify this appointment, the Audit Committee and the Board will reconsider the appointment. Representatives of PwC will be present at the annual meeting and will be available to respond to questions from our stockholders and be given the opportunity to make a statement if they wish to do so.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm and will so vote proxies received that do not otherwise specify.

STOCKHOLDER PROPOSALS

The following proposals, reproduced verbatim, have been submitted by certain stockholders for inclusion in this proxy statement.

The names and addresses of the stockholders submitting the proposals, as well as the number of shares held, will be furnished by the Company to any stockholder promptly upon the receipt of any oral or written request therefor.

A stockholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. A stockholder proposal will be approved if it is introduced and voted on at the meeting and it receives the affirmative vote of a majority of all the votes cast on the matter.

3-STOCKHOLDER PROPOSAL REQUIRING “MANAGEMENT TO RETAIN STOCK”

RESOLVED: Management to Retain Stock. Shareholders request that our board of directors adopt a policy for senior executives and directors to commit to hold throughout their tenure at least 50% of all Allegheny Energy shares that they obtain by exercising stock options. This would include each option plan that our Board has the power to modify accordingly.

In the interest of transparency our Directors can include the name and address of each proponent, including the proponent of this proposal, with each shareholder proposal.

Since the accounting scandals at Enron, Worldcom and other companies, the granting of stock options for executives has become more controversial. Stock options can provide incentives to senior executives which conflict with the interests of regular stockholders. Stock options promise executives all the gain of stock price increases yet none of the risk of stock price declines. For this reason, stock options can encourage action to boost short-term stock price at the expense of long-term shareholder value. Furthermore our management does not alert us to potential short-term stock price spike tips that they know about.

Particularly important since our dividend was 100% eliminated

Unlike direct stock ownership, stock options can also discourage executives from increasing dividends because option holders are not entitled to dividends. This is particularly important to us since our dividend was 100% eliminated.

This resolution can align director and executive interests with those of regular shareholders. By asking our directors and executives to commit to hold at least 50% of all Allegheny Energy stock that they obtain by exercising options during their tenure. This policy seeks to decouple executive and director compensation from short-term price movements. This is designed to encourage emphasis on long-term gain while giving directors and executives the flexibility to sell up to 50% of such holdings.

Adopting this policy is a good way to assure shareholders that our directors and senior executives are committed to the long-term growth of Allegheny Energy and the restoration of our dividend. This would be in contrast to a tendency toward market-timing and short-term gains.

In the interest of long-term shareholder value let us resolve to support this topic.

Management to Retain Stock

Yes on 3

END OF STOCKHOLDER PROPOSAL

Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

The Company recently adopted stock ownership guidelines to more closely align the interests of the Company’s Board of Directors and officers with its stockholders. Members of the Board of Directors and senior executive officers are expected to own a significant equity interest in the Company, in the form of common stock or vested common stock units. These stock ownership guidelines are included in the Company’s Corporate Governance Guidelines, which are available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section.

Under our guidelines, senior executive officers are required to hold stock in amounts ranging from one times their annual salary to three times their annual salary, depending on their position with the Company. Directors must hold four times their annual cash retainer in common stock. The Board of Directors believes this policy provides a rigorous framework that encourages stock ownership and a focus on long-range strategic management of our business.

Additionally, we do not believe that adopting this proposal would serve stockholder interests. The stock retention policy advocated in this proposal would seriously diminish the value of our equity compensation programs and would make us less competitive in our ability to hire key talent. The high stock ownership threshold suggested by this proposal is likely to limit the ability of our executives to diversify their assets, thus diminishing our ability to attract executive talent.

Therefore, the Board believes that this stockholder proposal is unnecessary and not in the best interests of the Company and its stockholders because the concerns it raises have been adequately addressed.

4-STOCKHOLDER PROPOSAL REGARDING AN “INDEPENDENT BOARD CHAIRMAN”

RESOLVED: Shareholders request that our Board of Directors adopt a policy, formalized as corporate governance policy or bylaw, that an independent director, according to the 2004 Council of Institutional Investors definition, serve as Chairman of the Board of Directors. Stated most simply, an independent director is a person whose directorship constitutes his or her only connection to our company.

In the interest of transparency our Directors can include the name and address of each proponent, including the proponent of this proposal, with each shareholder proposal.

The primary purpose of the Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including the CEO. Separating the roles of Chairman and CEO can promote greater management accountability to shareholders and lead to a more objective evaluation of the CEO.

In January 2003 the Conference Board said that it was “profoundly troubled by the corporate scandals of the recent past. The primary concern in many of these situations is that strong CEOs appear to have exerted a dominant influence over their boards, often stifling the efforts of directors to play the central oversight role needed to ensure a healthy system of corporate governance.”

How can one person, serving as both Chairman and CEO, effectively monitor and evaluate his or her own performance? An independent director serving as Chairman can help ensure the objective functioning of an effective board.

The need for an independent Board Chairman is highlighted at our company because of additional independence and governance issues reported in 2004 (related concerns are also inserted):

•	The Corporate Library (TCL), an independent investment research firm in Portland, Maine rated our company:

“F” in Shareholder Responsiveness.
(Hopefully this will be upgraded soon.)

•	We do not even have an independent lead director with a minimum one-year term – only a presiding director who is frequently rotated out of the position.

•	The chairman of our audit committee had 18 years tenure as a director – the highest tenure of any board member—entrenchment and independence concern.

•	Another member of our audit committee had 16 years tenure – entrenchment and independence concern again.

•	Another member of our audit committee served on 5 boards at age 72 – over-extension concern.

•	The 4th and last member of the audit committee was new to our board.

An independent Board Chairman can focus on these and other key governance issues while our CEO concentrates on restoring the financial well-being of our company after our near bankruptcy.

Independent Board Chairman

Yes on 4

END OF STOCKHOLDER PROPOSAL

Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

The Board of Directors believes that it is in the best interests of the Company and its stockholders for the Board to have the flexibility to determine the best director to serve as the Chairman of the Board, whether that director is an outside director or a member of executive management. The Board believes that its members, with one exception, are independent directors and are best situated to determine which director should serve as Chairman of the Board. A policy that restricts the Board’s discretion in this regard would deprive the Board of the freedom to select the most qualified and appropriate individual to lead the Board as Chairman.

After careful consideration, the Board believes that, at this time, the Company is best served by having the Chief Executive Officer also serve as Chairman of the Board. The Board believes that combining the offices of Chief Executive Officer and Chairman contributes to a more efficient and effective Board. The Chief Executive Officer bears primary responsibility for managing the Company’s business day to day. As such, the Board believes the Chief Executive Officer is the person in the best position to chair regular Board meetings and help ensure that key business issues and stockholder interests are brought to the Board’s attention. Every director, moreover, may request the inclusion of specific items on the agenda for Board meetings.

All of the Company’s directors, with one exception, are independent under the Board’s Policy Regarding Director Independence Determinations. Therefore, there are ample independent directors to offer critical review of management. Furthermore, all of the Board’s committees, other than the Executive Committee, are chaired by independent, non-employee directors. In addition, the Board has an independent Presiding Director who leads its meetings in executive session and provides Board leadership independent of management. The position of the Presiding Director is rotated on an annual basis among the Chairs of each of the Board’s committees, other than the Executive Committee. The independent directors hold regular and frequent executive sessions. These executive sessions take place outside the presence of the Chief Executive Officer or any other Company employee. The Board’s Policy Regarding Director Independence Determinations is available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section.

The Board believes that the Company’s bylaws provide appropriate flexibility for the selection of a Chairman and that the stockholder proposal imposes an unnecessary restriction that is not in the best interests of the Company and its stockholders.

5-STOCKHOLDER PROPOSAL TO “DISCOURAGE OVEREXTENDED DIRECTORS”

RESOLVED: Discourage Overextended Directors. Shareholders request an enduring policy that board service for our Directors be limited to a total of 3 directorships. Any Director who is fully-retired could serve on a maximum of 5 boards.

Allegheny Energy is a very complex business and consequently we should expect our directors to not be overextended and thus have the time for a special commitment to our company.

“Make sure that the directors aren’t so busy serving on other corporate boards that they don’t have time for the company whose shares you own.” From “Take on the Street” by Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001.

Discourage Overextended Directors

Vote Yes on 5

END OF STOCKHOLDER PROPOSAL

Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

The Company’s Corporate Governance Guidelines specify that directors must be willing to commit the time and energy to carrying out their duties and responsibilities effectively. The guidelines require that directors advise the Chairman of the Board and the Chair of the Nominating and Governance Committee before accepting memberships on other boards of directors. These guidelines are available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section. In addition, the Nominating and Governance Committee evaluates the performance of the Board and its directors annually. The Board takes this evaluation into account when recommending nominees for reelection to the Board. The Board believes that all of the directors have demonstrated great commitments of time, energy and oversight to the Company.

In February 2005, the Board of Directors amended the Corporate Governance Guidelines to provide that directors who serve as chief executive officers or in equivalent positions should not serve on more than two boards of public companies in addition to the Board of the Company or its subsidiaries. Other directors should not serve on more than five other boards of public companies in addition to the Board of the Company or its subsidiaries.

The Board believes that this stockholder proposal is unnecessary because the concerns it raises have been adequately addressed.

6-STOCKHOLDER PROPOSAL REGARDING “PERFORMANCE-BASED OPTIONS”

Resolved: That the shareholders of Allegheny Energy, Inc. (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.

Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced or performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all to often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.

END OF STOCKHOLDER PROPOSAL

Your Board of Directors recommends a vote AGAINST this proposal and will so vote proxies received that do not otherwise specify.

This proposal urges the Board to adopt a policy that some portion of future stock option grants to senior executives shall be “performance-based.” The Management Development and Compensation Committee (the “Committee”), which is composed entirely of independent directors, uses various compensation methods to provide a compensation structure that takes into account both the Company’s overall performance and the executive’s contribution to that performance. The Committee makes annual recommendations to the Board regarding compensation for executive officers and, together with the other independent directors, determines the Chief Executive Officer’s compensation.

The Company’s 1998 Long-Term Incentive Plan (the “LTIP”) is designed to assist the Company in attracting and retaining key employees and directors and motivating performance. Stock options are issued under the LTIP at strike prices equal to the fair market value of the Company’s stock on the grant date. Stock options granted under the LTIP generally vest over a period of years. Accordingly, the holder of these stock options receives no benefit unless the Company’s stock price rises. As a result, these options are inherently performance-based because their value is directly linked to the price of the Company’s common stock over time and, therefore, reflects the fundamental performance of the Company.

Accordingly, the Board believes the stockholder proposal is unnecessary because the concerns it raises have been adequately addressed.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors currently has the following committees: Audit, Executive, Finance, Management Compensation and Development and Nominating and Governance. The current members of these committees are listed below.

Audit Committee.    Michael H. Sutton (Chair), H. Furlong Baldwin, Eleanor Baum and Steven H. Rice. Mr. Sutton was appointed as a member and Vice Chair of the Audit Committee effective February 5, 2004. Mr. Sutton was appointed Chair of the Audit Committee effective May 13, 2004. Mr. Kleisner served on the Audit Committee until February 5, 2004. The Audit Committee, which is composed solely of independent directors, assists the Board in its oversight of internal controls and the integrity of the Company’s financial statements, and is directly responsible for the oversight of the audit process and the employment of independent registered public accounting firm. The Board has determined that each member of the Audit Committee is independent under both Rule 10A-3 under the Securities Exchange Act of 1934 and the applicable independence standards of the New York Stock Exchange (the “NYSE”). Further, the Board has determined that Mr. Sutton is an audit committee financial expert as defined under applicable law. Each member of the Audit Committee is financially literate, and one or more members of the Audit Committee possesses accounting or related financial management expertise, as determined by the Board in its business judgment. The Audit Committee operates pursuant to a written charter consistent with the standards of the NYSE. The Audit Committee met 15 times in 2004.

Executive Committee.    Paul J. Evanson (Chair), H. Furlong Baldwin, and Steven H. Rice. Mr. Baldwin was appointed to the Executive Committee effective February 5, 2004. Frank A. Metz, Jr. served on the Executive

Committee until his retirement as a director on February 5, 2004. The Executive Committee has, with certain exceptions, all of the powers of the Board when the Board is not in session. The Executive Committee did not meet in 2004.

Finance Committee.    Eleanor Baum (Chair), Julia L. Johnson, Ted J. Kleisner and Michael H. Sutton. Mr. Sutton was appointed to the Finance Committee effective February 5, 2004. Frank A. Metz, Jr. served on the Finance Committee until his retirement as a director on February 5, 2004. The Finance Committee reviews and makes recommendations to the Board with respect to financing, short-term borrowing policies and any strategic acquisition, divestiture, joint venture, business combination, restructuring, or strategic initiative involving the Company. The committee also reviews the investment policies, administration, and performance of the Company’s employee retirement and benefit plans. The Finance Committee met five times in 2004. As part of its ongoing review of its corporate governance practices, Allegheny is evaluating the role and functions of the Finance Committee, including the possibility of assigning its functions to other committees or to management.

Management Compensation and Development Committee.    H. Furlong Baldwin (Chair), Cyrus F. Freidheim, Jr., Ted J. Kleisner and Gunnar E. Sarsten. Mr. Baldwin was named Chair and Mr. Kleisner was appointed to the Management Compensation and Development Committee effective February 5, 2004. Frank A. Metz, Jr. served as the Management Compensation and Development Committee’s Chair until his retirement as a director on February 5, 2004. The Management Compensation and Development Committee, which is composed solely of independent directors, makes recommendations to the Board on certain matters concerning officers, including compensation and management succession. The Board has determined that each member of the Management Compensation and Development Committee is independent under the applicable standards of the NYSE. The Management Compensation and Development Committee operates pursuant to a written charter consistent with the standards of the NYSE. The Management Compensation and Development Committee met five times in 2004.

Nominating and Governance Committee.    Gunnar E. Sarsten (Chair), Cyrus F. Freidheim, Jr., Julia L. Johnson and Steven H. Rice. The Nominating and Governance Committee, which is composed solely of independent directors, reviews and makes recommendations to the Board with respect to corporate governance matters, serves as the nominating committee for directors, and reviews director compensation and benefits. The Board has determined that each member of the Nominating and Governance Committee is independent under the applicable standards of the NYSE. The Nominating and Governance Committee operates pursuant to a written charter consistent with the standards of the NYSE. The Nominating and Governance Committee met six times in 2004.

CORPORATE GOVERNANCE PRACTICES

The Board of Directors has long been committed to sound and effective corporate governance practices. Set forth below is a discussion of significant matters relating to the Company’s corporate governance policies and procedures.

Director Independence.    A substantial majority of the members of the Board historically have been independent, and key committees are comprised solely of independent directors. In early 2004, the Board adopted a Policy Regarding Director Independence Determinations (the “Policy”) to assist the Board in determining director independence in accordance with applicable NYSE requirements. The Board of Directors revised the Policy in February 2005 to ensure continued compliance with applicable legal and NYSE requirements. The Policy sets forth categorical standards by which the Board has determined that a majority of the current directors (all directors other than Mr. Evanson) are independent. The Policy is available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to the Policy will be made available on the Company’s website.

Executive Sessions of Non-Management Directors.    The non-management members of the Board meet in executive session. The Company’s non-management directors met seven times in 2004. The Board has a

Presiding Director who leads the meetings in executive session, and provides Board leadership independent of management. The position of the Presiding Director is rotated among the Chairs of each of the Company’s Committees (other than the Executive Committee) on an annual basis, commencing with each annual meeting of the Company’s stockholders. Gunnar E. Sarsten, Chair of the Nominating and Governance Committee, was appointed by the Board on May 12, 2004 to serve as the Presiding Director until the 2005 Annual Meeting of Stockholders. Prior to Mr. Sarsten’s appointment as the Presiding Director for a one-year term, the position of Presiding Director was rotated among the non-management directors for each regularly scheduled meeting of the non-management directors.

Code of Business Conduct and Ethics.    The Board has adopted a Code of Business Conduct and Ethics for the Company’s Board of Directors, officers and employees in order to promote honest and ethical conduct and compliance with the laws and governmental rules and regulations to which the Company is subject. All directors, officers and employees of the Company are expected to be familiar with the Code of Business Conduct and Ethics and to adhere to its principles and procedures. The Code of Business Conduct and Ethics is available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to, or waivers from, certain provisions of the Code of Business Conduct and Ethics will be made available on the Company’s website.

Nominating and Governance Committee.    The Board formed the Nominating and Governance Committee on April 4, 2003 to consider and recommend candidates for Board vacancies, actively recruit qualified candidates, review Board performance annually, review and make recommendations regarding Board leadership and all committees of the Board, monitor changes in applicable standards and developments in the corporate governance field generally, establish criteria for Board performance evaluations, and review and report to the Board on matters of corporate governance. In identifying and recommending nominees for positions on the Board, the Nominating and Governance Committee places primary emphasis on the criteria set forth in the Company’s Corporate Governance Guidelines and such other factors as it deems appropriate. These factors include integrity, compatibility, judgment, independence, experience and background in a relevant field, willingness to commit time and energy, and a genuine interest in the electric industry. Nominees recommended by stockholders are given appropriate consideration in the same manner as other nominees. A report of the Nominating and Governance Committee regarding its activities in 2004 and early 2005 is included in this proxy statement. The procedures for stockholders to submit nominees for director for consideration by the Nominating and Governance Committee are included in the Committee’s report and under “Advance Notice Procedures” elsewhere in this proxy statement. The charter of the Nominating and Governance Committee is available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to the charter of the Nominating and Governance Committee will be made available on the Company’s website.

Corporate Governance Guidelines.    The Board adopted a comprehensive set of Corporate Governance Guidelines in July 2003. The Board of Directors revised the Corporate Governance Guidelines in February 2005 to conform to developing corporate governance best practices. These guidelines address a number of important governance issues including director independence, criteria for Board membership, expectations regarding attendance and participation at meetings, authority of the Board and committees to engage outside independent advisors as they deem appropriate, succession planning for the Chief Executive Officer, and annual Board evaluation. These guidelines require the directors to make every effort to attend annual meetings of the Company’s stockholders. Of the nine director nominees, all attended the 2004 Annual Meeting of Stockholders held on May 13, 2004. The Board met nine times in 2004. In 2004, all directors attended more than 75% of the meetings of the Board and committees on which they served that were held during the periods they served as directors. The Corporate Governance Guidelines are available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to the Corporate Governance Guidelines will be made available on the Company’s website.

Procedures for Communications to the Board of Directors, Audit Committee and Non-Management Directors.    The Board has adopted procedures for the Company’s stockholders, employees and other interested parties to communicate concerns regarding accounting, internal accounting controls or auditing matters to the

Board or the Audit Committee, and other matters to the Board or the non-management directors. All communications received will be kept confidential, and employees may communicate concerns regarding questionable accounting, internal accounting controls or auditing matters on an anonymous basis. These procedures are available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to these procedures will be made available on the Company’s website.

Committee Charters.    The charters of the Audit, Nominating and Governance, and Management Compensation and Development Committees are available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section. Any amendments to the charters will be made available on the Company’s website. The Board continues to monitor guidance from the SEC, the NYSE and other relevant agencies regarding corporate governance procedures and policies, and will continue to assess these charters to ensure full compliance with the applicable requirements.

In addition to being available on the Company’s website, printed versions of the Company’s corporate governance documents, including the Corporate Governance Guidelines, Code of Business Conduct and Ethics, Policy Regarding Director Independence Determinations, and Procedures for Communications to the Board of Directors, Audit Committee and Non-Management Directors, as well as the charters of the Audit, Nominating and Governance, and Management Compensation and Development Committees, are available to stockholders upon request made to the attention of the Secretary of the Company.

COMPENSATION OF DIRECTORS

Effective January 1, 2004, each outside director receives for all services to the Company (a) $25,000 in annual retainer fees, (b) $1,250 for each Board meeting attended and (c) $1,250 for each committee meeting attended, except for the members of the Audit Committee who receive $1,500 for each meeting of the Audit Committee attended. The Chair of the Audit Committee receives an additional fee of $12,500 per year, and the Chairs of the Finance, Management Compensation and Development, and Nominating and Governance Committees receive an additional fee of $8,000 per year.

Our stockholders approved the Non-Employee Director Stock Plan at our annual meeting of stockholders held on May 13, 2004. The Non-Employee Director Stock Plan replaced our policy of making annual grants to non-employee directors of $12,000 in shares of our common stock. Under the Non-Employee Director Stock Plan, we will issue up to a maximum of 1,000 shares each quarter, as determined by the Board, to each of our non-employee directors. We will also issue the same number of shares of common stock to any non-employee director whose services are terminated during a quarter as a result of death or disability. The maximum number of shares that may be issued under the plan is 300,000, subject to adjustment for changes in our stock. The Board has set the quarterly compensation for 2005 under the Non-Employee Director Stock Plan at 800 shares of stock.

Under an unfunded deferred compensation plan, an outside director may elect to defer receipt of all or part of his or her director’s fees for succeeding calendar years. Deferred amounts will be payable in equal annual installments or in a lump sum with accumulated interest to each director when he or she ceases to be a director.

REPORT OF THE NOMINATING AND GOVERNANCE COMMITTEE

The role of the Nominating and Governance Committee (the “Committee”) is to assist the Board in fulfilling its oversight responsibilities with respect to matters of corporate governance, to identify and recommend individuals to the Board for nomination as directors and to review director compensation and benefits. All members of the Committee are independent within the meaning of SEC regulations, the standards of the New York Stock Exchange (the “NYSE”) and the Company’s Policy Regarding Director Independence Determinations.

During 2003, the Committee developed, recommended to the Board for adoption and reviewed the Company’s Corporate Governance Guidelines to strengthen its corporate governance practices, better protect the interests of the stockholders and reflect the adoption of the NYSE corporate governance rules. In early 2004, consistent with the NYSE rules, the Committee developed, recommended to the Board for adoption and reviewed the Company’s Code of Business Conduct and Ethics for directors, officers and employees, and guidelines for director independence determinations.

The Committee approved and recommended to the Board the director nominees standing for election at the 2005 Annual Meeting of Stockholders based on the criteria set forth in the Corporate Governance Guidelines. The Committee recommended the nominations of H. Furlong Baldwin, Eleanor Baum, Paul J. Evanson, Cyrus F. Freidheim, Jr., Julia L. Johnson, Ted J. Kleisner, Steven H. Rice, Gunnar E. Sarsten and Michael H. Sutton to stand for re-election at the 2005 Annual Meeting. In evaluating and recommending nominees for positions on the Board, the Committee may, but is not required to, consider nominees proposed by management, and will also consider nominees recommended by stockholders. Stockholders who wish to submit nominees for director for consideration by the Committee for election at the 2006 Annual Meeting of Stockholders may do so by submitting in writing the nominees’ names, in compliance with the procedures and along with the information required by the Company’s bylaws, to the Secretary of the Company at its principal executive office not less than 90 nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. The Company’s bylaws are available on the Company’s website, www.alleghenyenergy.com, in the Corporate Governance section.

The Committee made recommendations on, and the Board adopted, certain changes in director compensation, effective January 1, 2004, based upon the results of an evaluation of director compensation conducted by a third party.

GUNNAR E. SARSTEN, Chair

CYRUS F. FREIDHEIM, JR.

JULIA L. JOHNSON

STEVEN H. RICE

REPORT OF THE AUDIT COMMITTEE

The Board of Directors maintains an Audit Committee, composed of at least three directors, all of whom meet the applicable independence and financial literacy criteria. The Audit Committee operates under a written charter adopted by the Board of Directors. The Board of Directors revised the charter on March 4, 2004 to ensure the Audit Committee’s compliance with applicable legal and New York Stock Exchange requirements, and in order to conform the role of the Audit Committee to developing corporate governance best practices.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the effectiveness of internal controls over financial reporting. Management and the internal audit department (“Audit Services”) are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States), and expressing an opinion on the Company’s financial statements based on the audit. The Audit Committee performs an oversight function for the Board of Directors. In accordance with its charter, the Audit Committee assists the Board of Directors in its oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the independent auditors’ qualifications and independence; and

•	the performance of the independent auditors and the Company’s internal audit function.

As previously reported, PricewaterhouseCoopers LLP (“PwC”), in its report dated September 12, 2003, advised the Audit Committee of certain continuing material weaknesses noted during the 2002 audit. In response to PwC’s report, the Audit Committee discussed PwC’s findings with the management team, and directed management to continue the Company’s efforts to address, and expeditiously resolve, these material weaknesses. Management informed the Audit Committee that it would continue to address and correct these material weaknesses, and would continue to engage outside professional service firms to assist the Company with the performance of its additional procedures to ensure the ongoing accuracy of the Company’s financial statements and improve the Company’s internal controls. In its report dated March 6, 2004, delivered in connection with completion of the 2003 audit, PwC noted that management has made significant progress in addressing the specific control weaknesses identified in the September 12, 2003 report. In its letter dated September 2, 2004, PwC also reported that certain material weaknesses remain and require remediation. The Audit Committee has continued to monitor the progress of management’s program to resolve these problems. Management informed the Audit Committee on March 9, 2005 that all material weaknesses noted by PwC have since been remediated.

The Audit Committee has reviewed the audited financial statements in the 2004 Annual Report on Form 10-K with management, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and clarity of the disclosures. The Audit Committee has reviewed with the Director, Audit Services, and PwC the overall scope and plans for their respective audits and has met with the Director, Audit Services, and PwC, with and without management present, to discuss audit results, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee has also reviewed PwC’s judgments as to the quality, and not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States), including the Statement on Auditing Standards No. 61. The Audit Committee has also discussed with PwC that firm’s independence from management and from the Company, including the contents of PwC’s letter delivered pursuant to Independence Standards Board, Standard No. 1.

In reliance on the discussions and reviews described above and subject to the considerations discussed below, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

In view of the ongoing public debate about corporate financial reporting policies and practices and the issue of auditor independence, the Committee reexamines its policies and practices annually to ensure that it continues to fully comply with changing legal and regulatory requirements and to address the concerns of the investing public.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with standards of the Public Company Accounting Oversight Board (United States), that the financial statements are accurate and presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

The Audit Committee has appointed PwC, subject to stockholder ratification, as the Company’s independent registered public accounting firm for the fiscal year 2005.

MICHAEL H. SUTTON, Chair

H. FURLONG BALDWIN

ELEANOR BAUM

STEVEN H. RICE

AUDIT AND OTHER FEES

Set forth below are fees paid to PwC in respect of audit and audit-related services, and for tax services and other services, rendered in 2004 and 2003. In 2004 and 2003, the only services provided by PwC were audit and audit-related services. All services provided to Allegheny by PwC require the prior review and approval of the Audit Committee.

Audit Fees

Fees and expenses for the audit of the 2004 financial statements and quarterly reviews were $8,421,065, including $2,595,000 paid in 2005. The 2004 fees and expenses include expenditures for audit procedures related to compliance with the Sarbanes-Oxley Act of 2002. Fees and expenses for the audit of the 2003 financial statements and quarterly reviews were $5,195,000 including $3,604,000 paid in 2004.

Audit-Related Fees

Fees and expenses for audit-related services were $230,163 for 2004, including $138,500 paid in 2005. Fees and expenses for audit-related services in 2004 includes $157,180 that was related to benefit plan audits, and $96,000 of this amount was paid directly by the trust funds for those plans. Fees and expenses for audit-related services in 2004 also includes $54,275 paid for reproduction of certain audit workpapers, $10,600 for certain agreed upon procedures and $8,108 in software license fees. Fees and expenses for audit-related services were $93,520 for 2003, including $41,600 paid in 2004. Of these amounts, $33,100 was related to benefit plan audits and was paid directly by the trust funds for those plans. Audit-related services include assurance and other additional services related to the audit of Allegheny’s financial statements and quarterly reviews.

Tax Fees

There were no fees and expenses for tax advisory, planning and compliance services for 2003 or 2004.

All Other Fees

There were no fees and expenses for other services for 2003 or 2004.

REPORT OF THE MANAGEMENT COMPENSATION AND

DEVELOPMENT COMMITTEE

General

The compensation program for executive officers of the Company and its subsidiaries is directed by the Management Compensation and Development Committee (the “Committee”) of the Company’s Board of Directors. All members of the Committee are independent within the meaning of SEC regulations, the standards of the New York Stock Exchange and the Company’s Policy Regarding Director Independence Determinations. The Committee recommends the annual compensation program to the Board of Directors for approval.

The Committee continues to believe that, with the advent of competition to the Company’s industry, a large portion of compensation should be included in incentive plans and linked to corporate and business performance. In addition, at the 2004 Annual Meeting, the stockholders approved the adoption of an annual incentive plan which was previously ratified by the Committee.

The Company’s executive compensation program is intended to meet four objectives:

•	Create a strong link and clear line-of-sight between executive compensation and total return to stockholders.

•	Offer compensation opportunities that are competitive with the median level of opportunity in the marketplace when performance is at expected levels, with increased compensation opportunities for performance exceeding expectations.

•	Attract and retain key executives critical to the success of the Company.

•	Ensure internal compensation equity by maintaining a reasonable relationship between compensation and the duties and responsibilities of each executive position.

Executive Compensation Program

In 2004, the Company’s executive compensation program had three components: base salary, short-term incentive awards and long-term incentive awards. The Company’s executive compensation is both market- and performance-based. The Committee believes that it is necessary to use both market- and performance-based compensation to meet the challenges of intensifying competitive, economic and regulatory pressures.

To ensure that the Company’s salary structure and total compensation continue to be competitive, a leading independent consulting firm compares the Company’s compensation program annually to programs at comparable energy companies. There were 24 survey companies for 2004, which are part of an energy services industry database. In 2004, more than 80% of these survey companies were included in the Dow Jones U.S. Electricity Index. The Company’s performance is compared to the performance of the Index on pages 32 and 33 of this proxy statement.

The compensation comparison involves matching Company positions, including that of the Chief Executive Officer, with those in the survey companies that have comparable duties and responsibilities. This survey data became the basis for the consulting firm’s recommendations as to market prices for each position and total compensation. For 2004, the survey indicated that some of the Company’s executives were compensated above the median compensation levels for similar positions. This reflected compensation arrangements made with certain new executives during 2003 to induce them to accept employment at the Company at a time during which it was experiencing severe business, financial and accounting difficulties.

Base Salary:

The base salaries of all executive officers, including the Chief Executive Officer, are reviewed annually by the Committee, which makes recommendations to the Board of Directors. In considering base salary levels, the

Committee gives most weight to the performance of each executive. The Chief Executive Officer reports to the Committee regarding (a) the performance assessment of each executive (other than himself) based on that executive’s position-specific responsibilities and a performance evaluation by his or her supervisor and (b) the specific salary recommendation for each executive. In determining its recommendations to the Board, the Committee also takes into consideration both the Company’s financial results and condition and its operating performance, including such factors as safety, efficiency, competitive position and customer satisfaction. No salary increases were granted to the named executive officers in 2004, except for Mr. Evanson. Mr. Evanson’s salary was adjusted for inflation on June 16, 2004, as required by his employment agreement.

Short-Term Incentive Awards:

The Allegheny Energy, Inc. Annual Incentive Plan (the “AIP”), approved by the stockholders at the 2004 Annual Meeting, was established to recognize and reward executives who have contributed significantly to the Company’s success and to their respective business units; to align the corporate vision, goals and business strategy to compensation strategy; and to provide a compensation environment that will attract, retain and motivate executives. The Committee establishes a target award level for each participant. Each award is conditioned on the Company’s achievement of the performance threshold established by the Committee and the achievement of financial, operational and corporate objectives. Each participant’s award is adjusted based on individual performance.

The Committee determined the AIP target awards for 2004. Participants could earn from zero to 200% of the target award. For 2004, the targets were $927,000 for Mr. Evanson and from $150,000 to $500,000 for the other named executive officers. Targets for other participants were up to $120,000, or up to approximately 40% of 2004 base salary. AIP awards for 2004 were paid in early 2005. AIP awards are disclosed in the Summary Compensation Table for the named individuals.

Long-Term Incentive Awards:

Long-Term Incentive Plan

The Board of Directors and stockholders approved the 1998 Long-Term Incentive Plan (the “LTIP”) to assist the Company in attracting and retaining key employees and directors, and motivating performance. The LTIP is administered by the Committee, which may delegate to an executive officer the power to determine the employees (other than himself or herself) eligible to receive awards. The Committee may from time to time designate key employees and directors to participate in the LTIP for a particular year. The number of shares of Company common stock initially authorized for issuance under the LTIP is 10 million, subject to adjustments for recapitalizations or other changes to the Company’s common shares. No participant in the LTIP may be granted more than 600,000 shares (or rights or options in respect of more than 600,000 shares) in any calendar year. For purposes of this limit, shares subject to an award that is to be earned over a period of more than one calendar year will be allocated to the first calendar year in which such shares may be earned. On March 4, 2004, the LTIP was amended to terminate on May 14, 2008.

Stock Option Awards. The LTIP permits awards of options to purchase the Company’s common stock on terms and conditions as determined by the Committee. Stock options are issued at strike prices equal to the fair market value (as defined in the LTIP) of the Company’s common stock as of the date of the option grant. The terms of option awards are set forth in option award agreements. The Committee may award non-qualified stock options or incentive stock options (each as defined in the LTIP). No participant in the LTIP may receive incentive stock option awards under the LTIP or any other compensation plan that would result in incentive stock options to purchase shares of the Company’s common stock with an aggregate fair market value of more than $100,000 first becoming exercisable by the participant in any one calendar year.

During 2003, Allegheny entered into employment agreements or extended employment offers to Messrs. Evanson, Serkes, Goulding, Richardson, Gardner and Hertzog under which they were to be granted stock options to induce them to accept employment at Allegheny. Following receipt of SEC confirmation as to the issuance of the stock options, the options were granted on February 18, 2004 in the following amounts: Mr. Evanson, 1,500,000; Mr. Serkes, 550,000; Mr. Goulding, 746,403; Mr. Richardson, 200,000; Mr. Gardner, 248,801; and Mr. Hertzog, 300,000. The options vest ratably from 2004 through 2008 (2004 through 2006, in the case of Mr Serkes). Mr. Hertzog resigned from the Company effective December 10, 2004. In connection with his resignation, his stock options were cancelled and are available for reissue under the LTIP.

Restricted Share Awards. The Committee may grant shares of common stock on terms, conditions and restrictions as it may determine. Restrictions, terms and conditions may be based on performance standards, period of service, share ownership, or other criteria. Performance-based awards will be subject to the same performance targets as described under “Performance Awards.” The terms of restricted stock awards will be set forth in award agreements. The Committee did not grant any restricted share awards under the LTIP during 2004.

Performance Awards. The Committee may grant performance awards, which will consist of a right to receive a payment that is either measured by the fair market value of a specified number of shares of the Company’s common stock, increases in the fair market value of the Company’s common stock during an award period, and/or consists of a fixed cash amount. Performance awards may be made in conjunction with or in addition to restricted stock awards. The Committee establishes performance targets in connection with performance awards. The Company may make payments in respect of performance awards in the form of cash or shares of the Company’s common stock, or a combination of both. The Committee did not grant any performance awards under the LTIP during 2004.

Stock Unit Plan

The Board of Directors approved the Stock Unit Plan to assist the Company in attracting key executives. Under their 2003 employment agreements, Messrs. Evanson, Serkes, Goulding, Richardson and Hertzog were to be granted stock units to induce them to accept employment at Allegheny. These stock units were issued on February 18, 2004 in the following amounts: Mr. Evanson, 2,049,439; Mr. Serkes, 714,795; Mr. Goulding, 150,000; Mr. Richardson, 109,926; and Mr. Hertzog, 389,888. The stock units vest ratably from 2004 through 2008 (2004 through 2006, in the case of Mr Serkes). Mr. Hertzog resigned from the Company effective December 10, 2004. In connection with his resignation, his stock units were cancelled and are available for reissue under the Stock Unit Plan.

Internal Revenue Code 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain criteria are satisfied. The LTIP contains provisions intended to ensure that certain restricted share awards and performance awards to “covered employees” under Section 162(m) of the Code are exempt from the $1 million deduction limit contained in that section of the Code. Those exemptive provisions, by their terms and under the applicable IRS regulations, expired as of May 14, 2003. Any pending, but unvested, awards issued under such provisions are unaffected by the provisions’ expiration, but any future restricted stock or performance awards to covered employees will not be eligible for the exemption from the Section 162(m) limit unless the provisions are reapproved by the stockholders. The Company may seek stockholder reauthorization of the LTIP with respect to such provisions, but has no present intention to do so. The Company may choose alternative methods to compensate covered employees who would have received compensation under the terminated provisions of the LTIP had these provisions not terminated. The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation to the extent reasonably practicable, consistent with the Committee’s compensation policies as determined to be in the best interests of the Company and its stockholders.

CEO’s Compensation

The Company entered into an employment agreement with Mr. Evanson on June 9, 2003. At that time, Allegheny faced significant business, financial and accounting challenges. Accordingly, the Committee developed salary, annual incentives, long-term incentives and other compensation arrangements to induce Mr. Evanson to accept employment with the Company. Under his agreement, Mr. Evanson was granted the stock options and stock units described above.

Mr. Evanson’s 2004 base salary was increased by $27,900 on June 16, 2004 to reflect an inflation adjustment, as provided in his employment agreement. For 2004, Mr. Evanson received a $1,500,000 award under the AIP. The Committee based the award on Mr. Evanson’s leadership role in the Company’s achievement of the financial, operational and strategic objectives defined in the AIP. The Committee also reviewed perquisites and other compensation paid to Mr. Evanson for 2004 and determined the amounts to be reasonable.

H. FURLONG BALDWIN, Chair

CYRUS F. FREIDHEIM, JR.

TED J. KLEISNER

GUNNAR E. SARSTEN

EXECUTIVE OFFICERS OF THE COMPANY

The names of the executive officers of the Company, their ages, the positions they hold, and their business experience during the past five years appear below. All officers of the Company are elected annually.

Name	Age	Position
Paul J. Evanson (a)	63	Chairman, President, Chief Executive Officer and Director
John P. Campbell (b)	49	Vice President
Edward Dudzinski (c)	52	Vice President
Thomas R. Gardner (d)	47	Vice President, Controller and Chief Accounting Officer
Philip L. Goulding (e)	45	Vice President
Joseph H. Richardson (f)	55	Vice President
Jeffrey D. Serkes (g)	46	Senior Vice President and Chief Financial Officer

(a)	Paul J. Evanson has been Chairman of the Board, President, Chief Executive Officer and a director of Allegheny since June 2003. Mr. Evanson is the Chair of the Executive Committee. Prior to joining Allegheny, Mr. Evanson was President of Florida Power & Light Company, the principal subsidiary of FPL Group, Inc., and a director of FPL Group, Inc. from 1995 to 2003. Mr. Evanson also is a director of Lynch Interactive Corporation.
(b)	John P. Campbell has been a Vice President of Allegheny and the President of Allegheny Energy Supply Company, LLC since July 2004. Prior to joining Allegheny, Mr. Campbell was responsible for Mirant Corporation’s worldwide generation portfolio from March 2004 to July 2004. He was Managing Director, Coal-Fired Generation for Reliant Energy, Inc. from February 2002 to February 2004. Prior to that, he was the East Region Engineering Director for Reliant.
(c)	Edward Dudzinski has been Vice President, Human Resources, of Allegheny since August 2004. Prior to joining Allegheny, Mr. Dudzinski was Vice President, Human Resources for the Agriculture and Nutrition Platform and Pioneer Hi-Bred International, Inc. on behalf of E. I. du Pont de Nemours and Company. Prior to that, he served in various other executive and leadership positions at DuPont.
(d)	Thomas R. Gardner has been Vice President, Controller and Chief Accounting Officer of Allegheny since October 2003. Prior to joining Allegheny, Mr. Gardner was employed with Deloitte & Touche LLP from 1997 to 2003, most recently as a partner.
(e)	Philip L. Goulding has been Vice President, Strategic Planning and Chief Commercial Officer of Allegheny since October 2003. Prior to joining Allegheny, Mr. Goulding led the North American energy practice of L.E.K. Consulting from 1999 to October 2003.
(f)	Joseph H. Richardson has been a Vice President of Allegheny and the President of Monongahela Power Company, The Potomac Edison Company and West Penn Power Company since August 2003. Prior to joining Allegheny, Mr. Richardson served as President and Chief Executive Officer and as a director of Global Energy Group from March 2002 to August 2003. Prior to that, he served as President and Chief Executive Officer and as a director of Florida Power Corporation.
(g)	Jeffrey D. Serkes has been Senior Vice President and Chief Financial Officer since July 2003. Prior to joining Allegheny, Mr. Serkes was President of JDS Opportunities LLC from May 2002 to June 2003. Prior to that, Mr. Serkes was employed with IBM as Vice President, Finance, Sales and Distribution, from June 1999 to May 2002, and Vice President and Treasurer from January 1995 to May 1999. Mr. Serkes also serves as a director and as chair of the audit and compensation committees of Refac.

EXECUTIVE COMPENSATION

The annual compensation paid by Allegheny to its Chief Executive Officer and each of its four highest paid executive officers as of December 31, 2004 and to one other individual (collectively, the “named executive officers”) was as follows for 2004 and 2003:

Summary Compensation Table (a)

Annual Compensation

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary ($)	Other Annual Compensation ($) (b)	Restricted Stock Awards ($) (c)	Securities Underlying Options	All Other Compensation ($) (d)
Paul J. Evanson Chairman, President and Chief Executive Officer (e)	2004 2003	914,272 467,308	1,500,000 787,500	27,360,010 —	1,500,000 —	104,072 6,397,330

Jeffrey D. Serkes Senior Vice President and Chief Financial Officer (f)	2004 2003	500,000 230,769	775,000 375,000	9,542,513 —	550,000 —	134,116 325,753

Philip L. Goulding Vice President (g)	2004 2003	400,000 76,923	415,000 82,500	2,002,500 —	746,403 —	6,250 642,498

Joseph H. Richardson President, Allegheny Power (h)	2004 2003	400,000 130,769	225,000 92,216	1,467,512 —	200,000 —	7,019 74,326

Thomas R. Gardner Vice President, Controller and Chief Accounting Officer (i)	2004 2003	300,000 57,692	278,333 45,000	— —	248,801 —	76,127 99,238

David B. Hertzog Vice President and General Counsel (j)	2004 2003	441,346 181,731	350,100 262,500	— —	— —	5,334,377 872,999

(a)	The individuals appearing in this table performed policy-making functions in 2004. The compensation shown is for all services in all capacities to Allegheny and its subsidiaries. All salaries, annual incentives and long-term payouts of these executives are paid by Allegheny Energy Service Corporation (“AESC”).
(b)	Incentive awards are based upon performance in the year in which the figure appears, but are paid in the following year, except for $83,333 paid to Mr. Gardner and $350,100 paid to Mr. Hertzog in 2004 based upon performance in 2004.
(c)	Messrs. Evanson, Serkes, Goulding and Richardson entered into employment agreements in 2003, under which they were to be granted stock units to induce them to accept employment at Allegheny. These stock units were granted on February 18, 2004. The amounts shown represent the dollar value of stock units issued under Allegheny’s Stock Unit Plan, based on the closing price of $13.35 per share of Allegheny’s common stock on the New York Stock Exchange on the grant date. Each stock unit represents one share of Allegheny common stock. Holders of stock units are credited with any dividends that would be payable on the shares. On February 18, 2004, 2,049,439 units were granted to Mr. Evanson, 714,795 units were granted to Mr. Serkes, 150,000 units were granted to Mr. Goulding and 109,926 units were granted to Mr. Richardson. One-fifth of Mr. Evanson’s stock units vest on each June 9 from 2004 through 2008. One-third of Mr. Serkes’ stock units vest on each July 3 from 2004 through 2006. One-fifth of Mr. Goulding’s stock units vest on each October 13 from 2004 through 2008. One-fifth of Mr. Richardson’s units vest on each August 25 from 2004 through 2008. The unvested portion of each stock unit grant is subject to forfeiture upon termination of the holder’s employment with Allegheny.

As of December 31, 2004, based on the closing price of $19.71 per share of Allegheny’s common stock on the New York Stock Exchange on that date, Mr. Evanson held 1,639,551 unvested stock units having an aggregate value of $32,315,550, Mr. Serkes held 476,530 unvested stock units having an aggregate value of $9,392,406, Mr. Goulding held 120,000 unvested stock units having an aggregate value of $2,365,200 and Mr. Richardson held 87,941 unvested stock units having an aggregate value of $1,733,317.
(d)	The figures in this column include the premium paid for the group life insurance plan. In addition, amounts in this column include Allegheny’s contribution for the Employee Stock Ownership and Savings Plan (the “ESOSP”). For 2004, the figures shown include amounts representing the life insurance premiums on Allegheny’s group life insurance plan and ESOSP contributions, respectively, as follows: Mr. Evanson, $3,708 and $3,385; Mr. Serkes, $3,708 and $3,462; Mr. Goulding, $2,981 and $3,269; Mr. Richardson, $2,981 and $4,038; Mr. Gardner, $2,240 and $3,385; and Mr. Hertzog, $3,352 and $0. For 2003, the figures shown include amounts representing the life insurance premiums on the basic group life insurance plan and ESOSP contributions, respectively, as follows: Mr. Evanson, $2,163 and $3,111; Mr. Serkes, $1,854 and $1,962; Mr. Goulding $742 and $0; Mr. Richardson, $1,236 and $462; Mr. Gardner $560 and $0; and Mr. Hertzog, $1,669 and $0.
(e)	Mr. Evanson joined Allegheny on June 16, 2003. The figure in the All Other Compensation column for 2004 includes $96,800 for relocation expenses. The figure in the All Other Compensation column for 2003 includes an initial make-whole payment of $6,300,000 and $92,056 for relocation expenses.
(f)	Mr. Serkes joined Allegheny on July 7, 2003. The figure in the All Other Compensation column for 2004 includes $125,140 for relocation expenses and $1,806 for personal use of a corporate jet. The figure in the All Other Compensation column for 2003 includes an initial make-whole payment of $250,000 and $71,937 for relocation expenses.
(g)	Mr. Goulding joined Allegheny on October 13, 2003. The figure in the All Other Compensation column for 2003 includes an initial make-whole payment of $600,000 and $41,756 for relocation expenses.
(h)	Mr. Richardson joined Allegheny on August 25, 2003. The figure in the All Other Compensation column for 2003 includes $72,628 for relocation expenses.
(i)	Mr. Gardner joined Allegheny on October 13, 2003. The figure in the All-Other Compensation column for 2004 includes $70,502 for relocation expenses. The figure in the All Other Compensation column for 2003 includes a $90,000 sign-on bonus in connection with his employment offer and $8,678 for relocation expenses.
(j)	Mr. Hertzog joined Allegheny on July 28, 2003 and resigned effective December 10, 2004. The figure in the All Other Compensation column for 2004 includes $79,166 for relocation expense, $1,457 for personal use of a corporate jet and $5,250,402 paid in connection with his resignation. Amounts in the All Other Compensation column payable in connection with Mr. Hertzog’s resignation include (a) $800,100 representing a severance payment, (b) $604,167 representing 17 months of accrued pension benefits plus an additional 12 months of pension benefits; (c) $738,000 relating to the cancellation of vested and unvested stock options, based on the difference between an assumed price of Allegheny common stock and the exercise price for 120,000 options (representing 60,000 vested stock options and an additional 60,000 options scheduled to vest on the next vesting date), (d) $3,041,126 relating to the cancellation of vested and unvested stock units based on an assumed market price for 155,955.2 shares of Allegheny common stock (representing 77,977.6 vested stock units and 77,977.6 stock units scheduled to vest on the next vesting date) and (e) other amounts relating to medical insurance and accrued vacation. The figure in the All Other Compensation column for 2003 includes an initial make-whole payment of $800,000 and $71,330 for relocation expenses.

Option Grants in the Last Fiscal Year

The following table sets forth information for each named executive officer with regard to stock options granted in 2004.

Individual Grants
Name	Number of Securities Underlying Options Granted (#) (a)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/sh)(b)	Expiration Date	Grant Date Present Value ($) (c)
Paul J. Evanson	1,500,000	25.5	$13.35	February 18, 2014	10,665,000
Jeffrey D. Serkes	550,000	9.4	$13.35	February 18, 2014	3,910,500
Philip L. Goulding	746,403	12.7	$13.35	February 18, 2014	5,306,925
Joseph H. Richardson	200,000	3.4	$13.35	February 18, 2014	1,422,000
Thomas R. Gardner	248,801	4.2	$13.35	February 18, 2014	1,768,975
David B. Hertzog	300,000	5.1	$13.35	February 18, 2014	2,133,000

(a)	Messrs. Evanson, Serkes, Goulding, Richardson, Gardner and Hertzog entered into employment agreements in 2003, under which they were to be granted stock options to induce them to accept employment at Allegheny. These stock options were granted on February 18, 2004. Mr. Hertzog’s stock options were cancelled in connection with his resignation.
(b)	Based on the closing price of a share of Allegheny’s common stock on the New York Stock Exchange on February 18, 2004.
(c)	The amounts shown are based on the Black-Scholes option-pricing model.

Aggregate Option Exercises in Last Fiscal Year and FY-End Option Values

The following table sets forth information for each named executive officer with regard to stock options held at December 31, 2004. None of the named executive officers exercised options in 2004.

	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the-Money Options at FY-End ($) (a)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Paul J. Evanson	300,000	1,200,000	1,908,000	7,632,000
Jeffrey D. Serkes	183,333	366,667	1,165,998	2,332,002
Philip L. Goulding	149,280	597,123	949,421	3,797,702
Joseph H. Richardson	40,000	160,000	254,400	1,017,600
Thomas R. Gardner	49,760	199,041	316,474	1,265,901
David B. Hertzog	—

(a)	The amounts shown are based on the closing price of a share of Allegheny’s common stock on the New York Stock Exchange on December 31, 2004, minus the exercise price. All of the options shown on the table above have an exercise price of $13.35 per share.

Group Life Insurance Plan

Allegheny provides life insurance to all eligible employees under a group life insurance plan that pays a death benefit equal to the insured’s base salary, excluding bonuses, during employment, or $25,000 during retirement.

ESOSP

The ESOSP was established as a non-contributory stock ownership plan for all eligible employees, effective January 1, 1976, and was amended in 1984 to include a savings program. All of Allegheny’s employees, subject to meeting eligibility requirements, may elect to participate in the ESOSP. Each eligible employee can elect to have from 2% to 12% of his or her compensation contributed to the ESOSP on a pre-tax basis and an additional 1% to 6% on a post-tax basis. Participants direct the investment of contributions to specified mutual funds or to investments in Allegheny common stock. Allegheny matches 50% of pre-tax contributions, up to 6% of an employee’s compensation, with common stock of Allegheny. For 2003 and 2004, the maximum amount of compensation to be factored into these calculations was $200,000 and $205,000, respectively. Pre-tax contributions may be withdrawn only if financial hardship requirements are met or employment is terminated.

Retirement Plan

Allegheny maintains a retirement plan covering substantially all employees. The retirement plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Each covered employee is eligible for retirement at normal retirement date (age 65), with early retirement permitted.

Allegheny also maintains a Supplemental Executive Retirement Plan (the “SERP”) for executive officers and other senior managers. All executive officers, except Messrs. Evanson and Serkes, are participants in the SERP. An officer will be eligible to receive benefits under the SERP only if he or she has been credited with at least 10 years of service with Allegheny and has reached his or her 55th birthday. Under the SERP, an eligible participant will receive a supplemental retirement benefit equal to his or her average compensation multiplied by the sum of: (a) 2% for each year of service up to 25; (b) 1% for each year of service from 25 to 30 and (c) 0.5% for each year of service from 30 to 40, less benefits paid under the Retirement Plan and less 2% for each year that a participant retires prior to his or her 60th birthday. The SERP also provides for use of average compensation in excess of the Code maximums.

A participant’s benefits are capped at 60% of average compensation (including for this purpose retirement benefits paid under the retirement plan and benefits payable from other employers), less 2% for each year the participant retires prior to reaching age 60.

The SERP defines average compensation as 12 times the average monthly earnings, including overtime and other salary payments actually earned, whether or not payment is deferred, for the 36 consecutive calendar months constituting the period of highest average monthly salary, together with 100% of the actual award paid under the Annual Incentive Plan.

The following table shows estimated maximum annual benefits payable to participants in the SERP following retirement (assuming payments on a normal life annuity basis and not including any survivor benefit) to an employee in specified remuneration and years of credited service classifications. These amounts are based on an estimated average compensation, retirement at age 65, without consideration of any effect of various options which may be elected prior to retirement. The benefits under the SERP are not subject to any deduction for Social Security or any other offsetting amounts.

PENSION PLAN TABLE

	Years of Credited Service (b)
Average Compensation (a)	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$200,000	$60,000	$80,000	$100,000	$110,000	$115,000	$120,000
300,000	90,000	120,000	150,000	165,000	172,500	180,000
400,000	120,000	160,000	200,000	220,000	230,000	240,000
500,000	150,000	200,000	250,000	275,000	287,500	300,000
600,000	180,000	240,000	300,000	330,000	345,000	360,000
700,000	210,000	280,000	350,000	385,000	402,500	420,000
800,000	240,000	320,000	400,000	440,000	460,000	480,000
900,000	270,000	360,000	450,000	495,000	517,000	540,000
1,000,000	300,000	400,000	500,000	550,000	575,000	600,000
1,100,000	330,000	440,000	550,000	605,000	632,500	660,000
1,200,000	360,000	480,000	600,000	660,000	690,000	720,000
1,300,000	390,000	520,000	650,000	715,000	747,000	780,000

(a)	The earnings of Messrs. Goulding, Richardson and Gardner covered by the SERP correspond substantially to the amounts shown for them in the Summary Compensation Table.
(b)	As of December 31, 2004, Messrs. Goulding, Richardson and Gardner each had been credited with one full year of service. Following five years of service, Messrs. Goulding, Richardson and Gardner will be credited with an additional five years under the SERP. Following ten years of service, Messrs. Goulding, Richardson and Gardner will be credited with a further five years under the SERP.

Early Retirement Option Program

In August 2002, and again in March and April 2003, Allegheny offered a voluntary early retirement program (the “ERO”) to the executive officers and other employees who would be age 50 or older as of October 1, 2003. The ERO provided Allegheny with the right to designate a retirement date for each electing employee between June 1, 2003 and January 1, 2005. A number of Allegheny’s executive officers and other employees opted to retire under the ERO.

Annual Incentive Plan

The Annual Incentive Plan (the “AIP”), which was approved by Allegheny’s stockholders at the 2004 Annual Meeting, was established to recognize and reward executives who have contributed significantly to Allegheny’s success and to their respective business units; to align the corporate vision, goals and business strategy with compensation strategy and to provide a compensation environment that will attract, motivate and retain executives. The Management Compensation and Development Committee (the “Committee”) establishes a target award level for each participant. Each award is conditioned on Allegheny’s achievement of the performance threshold established by the Committee and the achievement of other financial, operational and corporate objectives. Each participant’s award is adjusted based on individual performance.

The Committee determined the target awards for 2004. Participants could earn from zero to 200% of the target award. For 2004, the targets were $927,000 for Mr. Evanson and from $120,000 to $500,000 for the other named executive officers. Targets for other participants were up to $120,000, or up to approximately 40% of 2004 base salary. AIP awards are paid in the year after the year for which they are granted.

Certain executive officers were granted awards for 2003 under the provisions of their employment agreements. Awards earned for performance in 2003 and 2004 are disclosed in the Summary Compensation Table for the individuals named.

Long-Term Incentive Plan

Allegheny’s Board of Directors and stockholders approved the 1998 Long-Term Incentive Plan (the “LTIP”) to assist Allegheny in attracting and retaining key employees and directors and motivating performance. The LTIP is administered by the Committee, which may delegate to an executive officer the power to determine the employees (other than himself or herself) eligible to receive awards. The Committee may from time to time designate key employees and directors to participate in the LTIP for a particular year. The number of shares of Allegheny common stock initially authorized for issuance under the LTIP is 10 million, subject to adjustments for recapitalizations or other changes to Allegheny’s common shares. No participant in the LTIP may be granted more than 600,000 shares (or rights or options in respect of more than 600,000 shares) in any calendar year. For purposes of this limit, shares subject to an award that is to be earned over a period of more than one calendar year will be allocated to the first calendar year in which the shares may be earned. The LTIP will terminate on May 14, 2008.

Stock Option Awards

The LTIP permits awards of options to purchase Allegheny common stock on terms and conditions determined by the Committee. Stock options are issued at strike prices equal to the fair market value (as defined in the LTIP) of Allegheny common stock as of the date of the option grant. The terms of option awards are set forth in option award agreements. The Committee may award non-qualified stock options or incentive stock options (each as defined in the LTIP). No participant in the LTIP may receive incentive stock option awards under the LTIP or any other Allegheny compensation plan that would result in incentive stock options to purchase shares of Allegheny common stock with an aggregate fair market value of more than $100,000 first becoming exercisable by the participant in any one calendar year.

Options awarded under the LTIP will terminate upon the first to occur of: (a) the option’s expiration under the terms of the related option award agreement; (b) termination of the award following termination of the participant’s employment under the rules described in the next paragraph or (c) 10 years after the date of the option grant. The Committee may accelerate the exercise period of awarded options and may extend the exercise period of options granted to employees who have been terminated.

In the event of the termination of employment of a participant in the LTIP, options not exercisable at the time of the termination will expire as of the date of the termination, and exercisable options will expire 90 days from the date of termination. In the event of termination of a participant’s employment due to retirement or disability, options not exercisable will expire as of the date of termination, and exercisable options will expire one year after the date of termination. In the event of the death of a participant in the LTIP, all options not exercisable at the time of death will expire, and exercisable options will remain exercisable by the participant’s beneficiary until the first to occur of one year from the time of death or, if applicable, one year from the date of the termination of the participant’s employment due to retirement or disability.

The Committee may establish dividend equivalent accounts with respect to awarded options. A participant’s dividend equivalent account will be credited with notional amounts equal to dividends that would be payable on the shares for which the participant’s options are exercisable, assuming that the shares were issued to the participant. The participant or other holder of the option will be entitled to receive cash from the dividend equivalent account at the time or times and subject to the terms and conditions as the Committee determines and provides in the applicable option award agreement. If an option terminates or expires prior to exercise, the dividend equivalent account related to the option will be concurrently eliminated and no payment in respect of the account will be made.

The Committee may permit the exercise of options or the payment of applicable withholding taxes through tender of previously acquired shares of Allegheny common stock or through reduction in the number of shares issuable upon option exercise. The Committee may grant reload options to participants in the event that participants pay option exercise prices or withholding taxes by these methods.

In the event of a change of control of Allegheny (as defined in the LTIP), unless provided to the contrary in the applicable option award agreement, all options outstanding on the date of the change in control will become immediately vested and fully exercisable.

Restricted Share Awards

The Committee may grant restricted shares of common stock on terms, conditions and restrictions determined by the Committee. The restrictions, terms and conditions may be based on performance standards, period of service, share ownership or other criteria. Performance-based awards are subject to the same performance targets as described under “Performance Awards” below. The terms of restricted stock awards are set forth in award agreements. No restricted share awards were issued under the LTIP in 2004.

Performance Awards

The Committee may grant performance awards, which will consist of a right to receive a payment that is either measured by the fair market value of a specified number of shares of Allegheny common stock, increases in the fair market value of Allegheny common stock during an award period and/or consists of a fixed cash amount. Performance awards may be made in conjunction with or in addition to restricted stock awards. Award periods are determined by the Committee. The Committee may permit newly eligible participants to receive performance awards after an award period has commenced.

The Committee establishes performance targets in connection with performance awards. In the case of awards intended to be deductible for federal income tax purposes, performance targets generally relate to operating income, return on investment, return on stockholders’ equity, stock price appreciation, earnings before interest, taxes and depreciation/amortization, earnings per share and/or growth in earnings per share. The Committee prescribes formulas to determine the percentage of the awards earned based on the degree to which award targets are achieved. Allegheny may make payments in respect of performance awards in cash, shares of Allegheny common stock or a combination of both.

In the event of a participant’s retirement during an award period, the participant will not receive a performance award unless otherwise determined by the Committee, in which case the participant will be entitled to a prorated portion of the award. In the event of the death or disability of a participant during an award period, the participant or his or her representative will be entitled to a prorated portion of the performance award. A participant will not be entitled to a performance award if his or her employment terminates prior to the conclusion of an award period, provided that the Committee may determine in its discretion to pay performance awards, including full (i.e., non-prorated) awards, to any participant whose employment is terminated. In the event of a change of control of Allegheny, all performance awards for all award periods will immediately become payable to all participants and will be paid within 30 days after the change in control.

The Committee may, unless the relevant award agreement otherwise specifies, cancel, rescind or suspend an award if the LTIP participant engages in competitive activity, discloses confidential information, solicits employees, customers, partners or suppliers of Allegheny or undertakes any other action determined by the Committee to be detrimental to Allegheny. No performance awards were issued under the LTIP in 2004.

Termination of Certain Provisions

Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain criteria are satisfied. The LTIP contains provisions intended to ensure that certain restricted share awards and performance awards to “covered employees” under Section 162(m) of the Code are exempt from the $1 million deduction limit contained in that section of the Code. Those exemptive provisions, by their terms and under the applicable IRS regulations, expired as of May 14, 2003. Any pending, but unvested, awards issued under such provisions are unaffected by the provisions’ expiration, but any future restricted stock or performance awards to covered employees will not be eligible for the exemption from the Section 162(m) limit unless the provisions are reapproved by the stockholders. Allegheny may seek stockholder reauthorization of the LTIP with respect to these provisions, but has no present intention to do so. Allegheny may choose alternative methods to compensate covered employees who would have received compensation under the terminated provisions of the LTIP had these provisions not terminated. The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation to the extent reasonably practicable, consistent with the Committee’s compensation policies as determined to be in the best interests of Allegheny and its stockholders.

Stock Unit Plan

The Board of Directors approved the Stock Unit Plan to assist Allegheny in attracting key executives. Allegheny awarded stock units to certain named executives officers under the terms of their respective employment agreements or employment offers to induce them to accept employment at the Company. For more information regarding these grants, see “Summary Compensation Table” above.

Agreements with Certain Executive Officers

Change In Control Contracts

Prior to 2003, Allegheny had change in control agreements with certain executive officers. Allegheny terminated all of these change in control agreements effective December 31, 2003. In 2003 and 2004, Allegheny entered into employment agreements, as discussed below, with newly-appointed executive officers. These employment agreements contain change in control provisions that are discussed in more detail below with respect to some of the named executive officers.

Employment Agreement with Paul J. Evanson

Paul J. Evanson’s employment agreement with Allegheny and AESC has a five-year term that began on June 16, 2003. The agreement provides for a base salary of $900,000, subject to inflation adjustment. Mr. Evanson is eligible to receive annual incentive compensation under the AIP, with a target bonus opportunity of 100% of his base salary and a maximum bonus opportunity of 200% of his base salary. In lieu of benefits under the SERP, Mr. Evanson accrues a lump sum cash payment of $66,667 for each month that he is employed by Allegheny, to be paid on termination of employment.

Pursuant to his employment agreement, on February 18, 2004, Mr. Evanson received a grant of options to purchase 1,500,000 shares of Allegheny’s common stock under the LTIP and 2,049,439 stock units under the provisions of the agreement providing for stock unit grants based in part on Allegheny’s stock price as of specified dates. Mr. Evanson’s employment agreement was amended as of February 18, 2004 to delay the grant date of the stock options from January 2, 2004 until February 18, 2004, which was five business days after receipt of SEC confirmation as to the issuance of these grants. The stock units also were issued on February 18,

2004. One-fifth of the options and units vest on each June 9 from 2004 through 2008, provided Mr. Evanson remains employed by Allegheny on each vesting date. The units are payable in stock on each vesting date. Upon the occurrence of a change in control of Allegheny, or termination of Mr. Evanson’s employment without cause or due to death or disability, all unvested options and stock units will immediately vest.

If Mr. Evanson is terminated without cause (as defined in the agreement) or if Mr. Evanson resigns for good reason (as defined in the agreement) or following certain change in control events, Allegheny will pay Mr. Evanson a cash severance payment equal to three times the sum of his base salary and target bonus amount and his target bonus prorated for that year. Allegheny will also pay Mr. Evanson a cash payment of $4,000,000, representing payments in lieu of benefits under the SERP, calculated as if he had been employed by Allegheny for five years.

Mr. Evanson has agreed to certain confidentiality, non-competition and non-solicitation covenants. His employment agreement provides that Mr. Evanson will be indemnified against costs and liabilities arising from legal proceedings brought against him in relation to his employment and entitles him to gross-up payments in the event his compensation is subject to excise tax.

Employment Agreement with Jeffrey D. Serkes

Jeffrey D. Serkes’ employment agreement with Allegheny and AESC has a three-year term that began on July 7, 2003. The agreement provides for a base salary of $500,000. Mr. Serkes is eligible to receive annual incentive compensation under the AIP, with a target bonus opportunity of 100% of his base salary and a maximum bonus opportunity of 200% of his base salary. In lieu of benefits under the SERP, Mr. Serkes accrues a lump sum cash payment of $41,667 for each month employed by Allegheny, to be paid at age 55 or earlier, if specified events occur.

Pursuant to his employment agreement, on February 18, 2004, Mr. Serkes received a grant of options to purchase 550,000 shares of Allegheny’s common stock under the LTIP and 714,795 stock units under the provisions of the agreement providing for stock unit grants based in part on Allegheny’s stock price as of specified dates. Mr. Serkes’ employment agreement was amended as of February 18, 2004 to delay the grant date of the stock options from January 2, 2004 until February 18, 2004, which was five business days after receipt of SEC confirmation as to the issuance of these grants. The stock units also were issued on February 18, 2004. One-third of the options and units vest on each July 3 from 2004 through 2006, provided Mr. Serkes remains employed by Allegheny on each vesting date. The units are payable in stock on each vesting date. Upon the occurrence of a change in control of Allegheny, or termination of Mr. Serkes’ employment without cause or due to death or disability, all unvested options and stock units will immediately vest.

If Mr. Serkes is terminated without cause (as defined in the agreement) or if Mr. Serkes resigns for good reason (as defined in the agreement) or following certain change in control events, Allegheny will pay Mr. Serkes a cash severance payment up to three times the sum of his base salary and target bonus amount, his target bonus prorated for that year and a cash payment equal to the greater of $1,500,000 and his accrued payment in lieu of benefits under the SERP.

Mr. Serkes has agreed to certain confidentiality, non-competition and non-solicitation covenants. His employment agreement provides that Mr. Serkes will be indemnified against costs and liabilities arising from legal proceedings brought against him in relation to his employment and entitles him to gross-up payments in the event his compensation is subject to excise tax.

Employment Agreement with Philip L. Goulding

Philip L. Goulding’s employment agreement with Allegheny and AESC has a five-year term that began on October 13, 2003. The agreement provides for a base salary of $400,000. Mr. Goulding will be eligible to receive an annual incentive compensation under the AIP, with a target bonus opportunity of 75% of his base salary and a maximum bonus opportunity of 150% of his base salary. Mr. Goulding is eligible to participate in the SERP.

Pursuant to his employment agreement, on February 18, 2004, Mr. Goulding received a grant of options to purchase 746,403 shares of Allegheny’s common stock under the LTIP and 150,000 stock units under the provisions of the agreement providing for stock unit grants based in part on Allegheny’s stock price as of specified dates. One-fifth of the options and units vest on each October 13 from 2004 through 2008, provided Mr. Goulding remains employed by Allegheny on each vesting date. The units are payable in stock on each vesting date. Upon the occurrence of a change in control of Allegheny, or termination of Mr. Goulding’s employment without cause or due to death or disability, all unvested options and stock units will immediately vest.

If Mr. Goulding is terminated without cause (as defined in the agreement) or is required to relocate, or if, following certain change in control events, Mr. Goulding resigns for good reason (as defined in the agreement), Allegheny will pay Mr. Goulding a cash severance payment up to three times the sum of his base salary and target bonus amount and his target bonus prorated for that year and will credit Mr. Goulding for additional specified years for the purpose of determining benefits under the SERP.

Mr. Goulding has agreed to certain confidentiality, non-competition and non-solicitation covenants. His employment agreement provides that Mr. Goulding will be indemnified against costs and liabilities arising from legal proceedings brought against him in relation to his employment and entitles him to gross-up payments in the event his compensation is subject to excise tax.

Employment Agreement with Joseph H. Richardson

Joseph H. Richardson’s employment agreement with Allegheny and AESC has a three-year term that began on August 25, 2003, subject to successive one-year renewals. The agreement provides for a base salary of $400,000. Mr. Richardson is eligible to receive annual incentive compensation under the AIP with a target bonus opportunity of 50% of his base salary and a maximum bonus opportunity of 100% of his base salary. Mr. Richardson is eligible to participate in the SERP.

Pursuant to his employment agreement, on February 18, 2004, Mr. Richardson received a grant of options to purchase 200,000 shares of Allegheny’s common stock under the LTIP and 109,926 stock units under the provisions of the agreement providing for stock unit grants based in part on Allegheny’s stock price as of specified dates. Mr. Richardson’s employment agreement was amended as of February 18, 2004 to delay the grant date of the stock options from January 2, 2004 until February 18, 2004, which was five business days after receipt of SEC confirmation as to the issuance of these grants. The stock units also were issued on February 18, 2004. One-fifth of the options and units vest on each August 25 from 2004 through 2008, provided Mr. Richardson remains employed by Allegheny on each vesting date. The units are payable in stock on each vesting date. Upon the occurrence of a change in control of Allegheny, or termination of Mr. Richardson’s employment without cause or due to death or disability, all unvested options and stock units will immediately vest.

If Mr. Richardson is terminated without cause or if, following certain change in control events, Mr. Richardson resigns for good reason (as defined in the agreement), Allegheny will pay Mr. Richardson a cash severance payment up to three times the sum of his base salary and target bonus amount and his target bonus prorated for that year and will credit Mr. Richardson for additional specified years for purposes of determining benefits under the SERP.

Mr. Richardson has agreed to certain confidentiality, non-competition and non-solicitation covenants. His employment agreement provides that Mr. Richardson will be indemnified against costs and liabilities arising from legal proceedings brought against him in relation to his employment and entitles him to gross-up payments in the event his compensation is subject to excise tax.

Agreement with Thomas R. Gardner

The agreement with Thomas R. Gardner provides for a base salary of $300,000. Mr. Gardner is eligible to receive annual incentive compensation under the AIP with a target bonus opportunity of 40% of his base salary and a maximum bonus opportunity of 80% of his base salary. In addition, Mr. Gardner received $83,333 of additional incentive compensation in 2004 based upon the achievement of certain performance targets in 2003. In 2005, Mr. Gardner is eligible to receive up to $83,334 of additional incentive compensation upon the achievement of a specific performance target. Mr. Gardner is eligible to participate in the SERP.

Pursuant to his employment agreement, on February 18, 2004, Mr. Gardner received a grant of options to purchase 248,801 shares of Allegheny’s common stock under the LTIP. One-fifth of the options vest on each October 2 from 2004 through 2008, provided Mr. Gardner remains employed by Allegheny on each vesting date. Upon the occurrence of a change in control of Allegheny, or termination of Mr. Gardner’s employment without cause or due to death or disability, all unvested options will immediately vest.

If Mr. Gardner is terminated following certain change in control events, Allegheny will pay Mr. Gardner a cash severance payment of two times the sum of his base salary and target bonus amount and his target bonus prorated for that year and will credit Mr. Gardner for additional specified years for purposes of determining benefits under the SERP.

Mr. Gardner has agreed to certain confidentiality provisions.

Agreement with David B. Hertzog

David B. Hertzog resigned as Vice President and General Counsel effective December 10, 2004. In connection with his resignation and the termination of his employment agreement, Allegheny agreed to make a $5.6 million payment to him, representing (a) all wages, salary, bonuses, pension and benefit payments and other compensation that were owed to him pursuant to his employment agreement, (b) the value of vested stock options and stock units previously granted to him, (c) his target bonus for 2004 and (d) additional amounts representing separation payments and amounts in respect of Mr. Hertzog’s agreement to cancel any and all of his rights under his employment agreement. Additional information about this payment is included on the Summary Compensation Table. Mr. Hertzog remains subject to the confidentiality, non-competition and non-solicitation covenants contained in his employment agreement.

Compensation Committee Interlocks and Insider Participation

The members of the Management Compensation and Development Committee of Allegheny’s Board of Directors for the fiscal year ended December 31, 2004 were: Mr. Baldwin, Mr. Freidheim, Jr., Mr. Kleisner and Mr. Sarsten. There were no interlocking directorships and no insider participation on this committee during the fiscal year ended December 31, 2004.

PERFORMANCE GRAPHS

5-Year Performance Graph

The graph set forth below compares the Company’s cumulative total stockholder return on its common stock with the Dow Jones U.S. Electricity Index and the Standard & Poor’s 500 Index at each December 31 during the period beginning December 31, 1999 and ending December 31, 2004. The graph assumes the investment of $100 in each on December 31, 1999 and the reinvestment of all dividends.

Comparison of 5-Year Cumulative Total Return

among Allegheny Energy, Inc., the S&P 500 Index

and the Dow Jones U.S. Electricity Index

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
ALLEGHENY ENERGY, INC.	100.00	188.71	147.69	32.44	54.75	84.57
S&P 500	100.00	90.89	80.09	62.39	80.29	89.02
DOW JONES U.S. ELECTRICITY INDEX	100.00	158.24	125.60	97.14	121.49	151.08

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

1-Year Performance Graph

The graph set forth below compares the Company’s cumulative total stockholder return on its common stock with the Dow Jones U.S. Electricity Index and the Standard & Poor’s 500 Index during the period beginning December 31, 2003 and ending December 31, 2004. The graph assumes the investment of $100 on December 31, 2003 and the reinvestment of all dividends.

Comparison of 1-Year Cumulative Total Return

among Allegheny Energy, Inc., the S&P 500 Index

and the Dow Jones U.S. Electricity Index

	Cumulative Total Return
	12/03	3/04	6/04	9/04	12/04
ALLEGHENY ENERGY, INC.	100.00	107.45	120.77	125.08	154.47
S&P 500	100.00	101.69	103.44	101.51	110.88
DOW JONES U.S. ELECTRICITY INDEX	100.00	105.38	104.17	110.32	124.36

Copyright © 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.

www.researchdatagroup.com/S&P.htm

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The table below shows the number of shares of Allegheny’s common stock that are beneficially owned, directly or indirectly, by: (a) each of Allegheny’s directors and named executive officers, (b) each person believed to own beneficially more than five percent of Allegheny’s outstanding common stock and (c) all of Allegheny’s directors and executive officers as a group as of March 7, 2005.

Name(a)	Shares of Allegheny Common Stock(b)	Percent of Class
Paul J. Evanson	380,606	*
H. Furlong Baldwin	13,200	*
Eleanor Baum	31,460	*
Cyrus F. Freidheim, Jr.	10,000	*
Julia L. Johnson	5,200	*
Ted J. Kleisner	25,373	*
Steven H. Rice	30,946	*
Gunnar E. Sarsten	33,260	*
Michael H. Sutton	3,600	*
Jeffrey D. Serkes	213,072	*
Philip L. Goulding	180,788	*
Joseph H. Richardson	41,826	*
Thomas R. Gardner	49,993	*
David B. Hertzog	2,000	*
Canyon Capital Advisors, LLC(c)	6,944,300	5.05%
All current directors and executive officers of Allegheny as a group (15 persons)	1,019,509	*

*	Indicates less than one percent.
(a)	The address for each stockholder listed, other than Canyon Capital Advisors, LLC, is: c/o Allegheny Energy, Inc., 800 Cabin Hill Drive, Greensburg, Pennsylvania 15601.
(b)	Includes the following options exercisable within 60 days of March 7, 2005: Mr. Evanson – 300,000; Dr. Baum– 23,000; Mr. Kleisner – 20,000; Mr. Rice – 23,000; Mr. Sarsten – 23,000; Mr. Serkes – 183,333; Mr. Goulding – 149,280; Mr. Richardson – 40,000; and Mr. Gardner – 49,760.

Excludes the following unvested options granted on February 18, 2004: Mr. Evanson – 1,200,000; Mr. Serkes – 366,667; Mr. Goulding – 597,123; Mr. Richardson – 160,000; and Mr. Gardner – 199,041. The unvested options held by Messrs. Evanson, Goulding and Richardson vest in equal installments annually through 2008. The unvested options held by Mr. Serkes vest in equal installments annually through 2006.

Excludes the following unvested stock units granted on February 18, 2004: Mr. Evanson – 1,639,551; Mr. Serkes – 476,530; Mr. Goulding – 120,000; and Mr. Richardson – 87,941. The unvested units held by Messrs. Evanson, Goulding, Richardson and Gardner vest in equal installments annually through 2008. The unvested units held by Mr. Serkes vest in equal installments annually through 2006.

Excludes the following deferred shares of common stock: Mr. Evanson – 409,888; Mr. Freidheim – 3,200; Mr. Rice – 3,200; Mr. Sarsten – 3,200; Mr. Sutton – 1,600; Mr. Serkes – 214,438; and Mr. Richardson – 21,985.
(c)	The address of Canyon Capital Advisors, LLC (“Canyon”) is 9665 Wilshire Boulevard, Suite 200, Beverly Hills, California 90212. Canyon serves as an investment advisor to the following funds which own Allegheny common stock: Canyon Balanced Equity Master Fund, Ltd. (330,470 shares); Citi Canyon Ltd. (66,975 shares); The Canyon Value Realization Fund (Cayman), Ltd. (4,032,945 shares); Canyon Value Realization MAC-18, Ltd. (494,300 shares); Sphinx Special Situations (Canyon), Segregated Portfolio (22,475 shares); Canyon Value Realization Fund, L.P. (1,289,375 shares); Institutional Benchmarks Master Fund, Ltd. (41,760 shares) and Canpartners Investments IV, LLC (666,000 shares).

ALLEGHENY EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(a)	6,124,974	(b)	$16.53	4,017,568
Equity compensation plans not approved by security holders(c)	3,020,333	(d)	N/A	1,425,840
Total	9,145,307		$11.07	5,386,761

(a)	Includes the LTIP and the Non-Employee Director Stock Plan.
(b)	Includes shares granted to directors under the Non-Employee Director Stock Plan which were deferred.
(c)	Includes the Stock Unit Plan.
(d)	Includes unvested units awarded under the Stock Unit Plan, as well as vested units that were deferred.

For more information regarding these equity compensation plans, see “Executive Compensation” and “Compensation of Directors” above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Allegheny’s directors and executive officers and persons who own more than 10% of a registered class of Allegheny’s equity securities to file with the SEC and the New York Stock Exchange reports on Forms 3, 4 and 5 concerning their ownership of Allegheny’s common stock and other equity securities of Allegheny. Under SEC rules, Allegheny must be furnished with copies of these reports.

Based on Allegheny’s review of these filings, Allegheny believes that all of its directors, executive officers and stockholders who are required to file reports filed all such reports on a timely basis during the year ended December 31, 2004, except that John Campbell filed one late Form 4 with respect to stock options and stock units granted to him in July 2004, and Mr. Furlong, Dr. Baum, Ms. Johnson, Mr. Kleisner, Mr. Freidheim, Mr. Rice, Mr. Sarsten and Mr. Sutton each filed one late Form 4 in connection with shares of Allegheny’s common stock issued to them in October 2004 under Allegheny’s Non-Employee Director Stock Plan. Allegheny does not know of any failure by any of these persons to file a report required by Section 16(a) on a timely basis during the prior fiscal year except as otherwise reported in Allegheny’s previous Annual Report on Form 10-K.

OTHER MATTERS

The Board of Directors is not aware of any other matters which may come before the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the proxy thereon in accordance with their discretion.

The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company and its subsidiaries personally, by telephone or other means, and the Company may reimburse persons holding stock in their names or in the names of their nominees for their expenses in sending soliciting material to their principals.

It is important that proxies be returned promptly. Stockholders are, therefore, urged to mark, date, sign and return the proxy immediately, or to authorize their proxies via the Internet or by telephone. No postage need be affixed if the proxy is mailed in the enclosed envelope in the United States.

Please see the proxy card or voting instruction form accompanying this proxy statement for specific instructions on how to cast your vote by any of these methods.

Proxies authorized via the Internet or by telephone must be received by 11:59 P.M., on May 11, 2005. Authorizing your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend and vote at the annual meeting.

The Internet and telephone proxy authorization procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy authorization instructions and to confirm that stockholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders authorizing their proxies via the Internet and by telephone should understand that there may be costs associated with authorizing proxies in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

ADVANCE NOTICE PROCEDURES

Under the Company’s bylaws, proposals made by stockholders and nominations for election as directors made by stockholders at any annual meeting of stockholders will be considered only if advance notice has been given and these proposals or nominations are otherwise proper for consideration under applicable law and the Company’s Charter and bylaws. Notice of any proposal to be presented by any stockholder or of the name of any person to be nominated by any stockholder for election as a director of the Company at any meeting of stockholders must be delivered to the Secretary of the Company at its principal executive office not less than 90 nor more than 120 days prior to the first anniversary of the mailing of the notice for the preceding year’s annual meeting. In order to be considered at the next annual meeting, stockholder proposals must be received no later than December 31, 2005 and no earlier than December 1, 2005.

DEADLINE FOR STOCKHOLDER PROPOSALS

The date by which stockholder proposals must be received by the Company for inclusion in the proxy materials relating to the next annual meeting is December 1, 2005.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

Only one copy of this proxy statement is being sent to street name stockholders (that is, stockholders holding shares through a bank, broker or other holder of record) of the Company’s common stock who share a single address unless the Company has received contrary instructions from any stockholder at that address. This practice is known as “householding” and is designed to reduce our printing and postage costs. If one copy of this proxy statement was sent to your household, and one or more of you would prefer to receive your own copy, please contact your bank, broker or other holder of record to request a copy and to answer any questions about householding.

Please mark, date, sign, and return the enclosed proxy immediately. No postage is necessary if the proxy is mailed in the enclosed envelope in the United States. Please note that, in the alternative, you can authorize your proxy via the Internet or by telephone.

The Board of Directors recommends a vote FOR all nominees in Item 1. The Board of Directors recommends a vote FOR Item 2. The Board of Directors recommends a vote AGAINST Items 3 through 6. See below for a description of each of the Items.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

Item 1 Election of all nominees as directors.

FOR all nominees

WITHHOLD for all nominees

01 H. Furlong Baldwin

02 Eleanor Baum

03 Paul J. Evanson 04 Cyrus F. Freidheim, Jr.

05 Julia L. Johnson

06 Ted J. Kleisner

07 Steven H. Rice 08 Gunnar E. Sarsten

09 Michael H. Sutton

To withhold authority to vote for any individual nominee, strike a line through the nominee’s name to the left.

Item 2 Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.

FOR AGAINST ABSTAIN

Item 3 Stockholder proposal requiring management to retain stock.

Item 4 Stockholder proposal regarding an independent board chairman.

Item 5 Stockholder proposal to discourage any overextended directors.

Item 6 Stockholder proposal regarding performance-based options.

FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

Signature Signature Date 2005

NOTE: Please sign your name(s) exactly as shown above.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting are available through 11:59 P.M. Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/aye

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

FOLD AND DETACH HERE

Admission Ticket

ALLEGHENY ENERGY, INC.

2005 Annual Meeting of Stockholders

Thursday, May 12, 2005 at 9:30 A.M.

NO ONE ADMITTED WITHOUT A TICKET

Picture Identification Required

The Grand Hyatt

Park Avenue at Grand Central Station New York, N.Y.

800 CABIN HILL DRIVE GREENSBURG, PA 15601

PROXY FOR USE AT ANNUAL MEETING OF STOCKHOLDERS

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Allegheny Energy, Inc., a Maryland corporation (the “Company”), hereby appoints Paul J. Evanson and Jeffrey D. Serkes, and each of them, as Proxies for the undersigned with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held at The Grand Hyatt, Park Avenue at Grand Central Station, New York, N.Y., on May 12, 2005, at 9:30 A.M., Eastern Daylight Savings Time, and at the meeting and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all power possessed by the undersigned as if personally present at the meeting and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such meeting.

When properly executed and returned, this proxy will be voted as specified by the undersigned stockholder. If no voting specification is made, this proxy will be voted “FOR all nominees” in Item 1 and “FOR” Item 2 and “AGAINST” Items 3 through 6. Further, when properly executed and returned, this proxy will be voted in accordance with the proxy holders’ discretion on any other matters that may properly come before the meeting.

This proxy is continued on the reverse side. Please mark, sign, and date on the reverse side and return promptly.

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your account online.

Visit us on the web at http://www.melloninvestor.com

Access your Allegheny Energy, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Allegheny Energy, Inc., now makes it easy and convenient to get current information on your stockholder account.

View account status View certificate history View book-entry information

View payment history for dividends Make address changes Obtain a duplicate 1099 tax form

If you prefer to contact us by telephone, call 1-800-648-8389.

For technical assistance with your online account, call 1-877-978-7778 between 9 A.M.—7 P.M.

Monday-Friday Eastern Time.

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC.

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